EXHIBIT 3.1
ARTICLES OF AMENDMENT
TO THE ARTICLES OF AMENDMENT AND RESTATEMENT
OF
REITPLUS, INC.
     Pursuant to the provisions of Section 2-602 of the Maryland General Corporation Law, REITPlus, Inc. (the “Corporation”) adopts the following amendment to its Articles of Amendment and Restatement (the “Charter”):
     FIRST: The Charter of the Corporation is hereby amended by:
     Deleting in its entirety the text of Section 5.8.3 of the Charter and inserting the following in its place:
“Section 5.8.3. Minimum Investment and Transfer. Subject to certain individual state requirements and the issuance of Shares under the Reinvestment Plan, no initial sale of Shares will be permitted of less than $10,000; provided, however, that the initial sale of Shares purchased by an IRA plan will be permitted for no less than $5,000.”
     SECOND: This amendment was approved and adopted by the Board of Directors of the Corporation and by the sole stockholder of the Corporation by unanimous written consent on April 18, 2008. Notice of the action was expressly waived by the sole stockholder and by the Board of Directors.
     THIRD: The Board of Directors adopted a resolution authorizing an officer of the Corporation, to attest these Articles of Amendment. Brett P. Treadwell, as an officer of the Corporation, is attesting to these Articles of Amendment.
     FOURTH: The undersigned Executive Vice President acknowledges these Articles Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[Signatures on following page]

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President and attested to by its Vice President of Finance on this 24th day of April, 2008.

ATTEST:		REITPLUS, INC.

By:	/s/ Brett P. Treadwell	By:	/s/ Chad C. Braun

	Brett P. Treadwell Vice President of Finance		Chad C. Braun Executive Vice President